UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): July 29, 2015
HealthSouth Corporation
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-10315	63-0860407
(Commission File Number)	(I.R.S. Employer Identification No.)

3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243
(Address of Principal Executive Offices, Including Zip Code)
(205) 967-7116
(Registrant's Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On July 29, 2015, HealthSouth Corporation (the “Company”) entered into the fourth amendment (the “Amendment”) to its existing third amended and restated credit agreement, dated August 10, 2012, as supplemented or otherwise modified from time to time (the “Credit Agreement”). The parties to the Credit Agreement, as amended, are the Company, Barclays Bank PLC, as administrative agent and collateral agent (the “Agent”), Citigroup Global Markets Inc., as syndication agent, Bank of America, N.A., Goldman Sachs Lending Partners LLC, and Morgan Stanley Senior Funding, Inc., as co-documentation agents, and various other lenders from time to time.
The Amendment made changes to the Credit Agreement to:

1)
establish, in addition to the existing $600 million revolving credit facilities and $195 million of outstanding term loans, $500 million in new term loan facilities under which amounts may be drawn on or before December 31, 2015;

2)	change the maximum leverage ratio in the financial covenants applicable for the period July 2015 through June 2017 from 4.25x to 4.50x and to 4.25x from then until maturity; and

3)	set the maturity date for all revolving credit and term loan facilities to July 29, 2020.

Amounts drawn under all of the term loan facilities are subject to the same applicable interest rate schedule as amounts drawn under the revolving credit facility, which rate is currently LIBOR plus 2.00 percent. Amounts drawn under the new term loan facilities shall be payable in equal consecutive quarterly installments, commencing on March 31, 2016, of 1.25% of the aggregate principal amount of the term loan outstanding as of March 31, 2016. The Company shall have the right at any time and from time to time to prepay, in whole or in part, any borrowing under the term loan facility. The Company has agreed to use the net proceeds from future capital markets debt issuances, to the extent that those proceeds exceed $300 million, to repay up to $250 million in borrowings under one tranche of the new term loan facilities. As a result of the creation of the new term loan facilities under the Amendment, there is currently no capacity for additional borrowing under the accordion feature in the Credit Agreement.
All other material terms of the Credit Agreement remain the same and are described in more detail in the Current Reports on Forms 8‑K and 8-K/A previously filed on November 1, 2010, November 23, 2010, May 11, 2011, August 13, 2012, June 11, 2013, September 24, 2014, December 23, 2014, and June 25, 2015. The Amendment provides for other changes that are not material to the Credit Agreement or the Company.
The Company's obligations under the Credit Agreement are secured by the current and future personal property of the Company and its subsidiary guarantors. The Company's obligations are guaranteed by the subsidiary guarantors pursuant to the amended and restated collateral and guarantee agreement (the “Collateral and Guarantee Agreement”), dated as of October 26, 2010, among the Agent, the Company, and its subsidiaries identified therein that was previously filed as Exhibit 10.3 to the Current Report on Form 8-K/A on November 23, 2010.
The descriptions of the provisions of the Amendment, the Credit Agreement, and the Collateral and Guarantee Agreement are summary in nature and are qualified in their entirety by reference to the full and complete terms of the definitive agreements. A copy of the Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 if not otherwise filed prior to that. When filed, the Form 10-Q or other form will also be available on the Company’s website at http://investor.healthsouth.com under SEC filings.
Some of the lenders under the Credit Agreement and certain of their affiliates have engaged and in the future may engage in investment banking transactions, including securities offerings, and in general financing and commercial banking transactions with, and the provision of services to, the Company and its affiliates in the ordinary course of business and otherwise for which they have received, and will in the future receive, customary fees. Wells Fargo Securities LLC, an affiliate of a party to the Amendment, is acting as exclusive financial advisor to the Company in the pending acquisition of the operations of Reliant Hospital Partners, LLC and affiliated entities.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure required by this item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.
HEALTHSOUTH CORPORATION

By:	/S/ JOHN P. WHITTINGTON
	Name:	John P. Whittington
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Dated: July 29, 2015